Exhibit 99.1

Antero Resources Reports Second Quarter 2021 Financial and Operational Results

Denver, Colorado, July 28, 2021—Antero Resources Corporation (NYSE: AR) (“Antero Resources”, “Antero”, or the “Company”) today announced its second quarter 2021 financial and operational results. The relevant consolidated financial statements are included in Antero Resource’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

Second Quarter 2021 Highlights Include:

•	Net production averaged 3,324 MMcfe/d, including 173,000 Bbl/d of liquids

•	Realized natural gas equivalent price averaged $3.78 per Mcfe, a $0.95 per Mcfe premium to NYMEX pricing

o	Realized C3+ NGL prices averaged $40.32 per barrel, or 61% of WTI, a 159% increase from the year ago period

•	Net loss was $523 million, which included a $757 million unrealized hedging loss; Adjusted Net Income was $42 million (Non-GAAP)

•	Adjusted EBITDAX was $319 million (Non-GAAP); net cash provided by operating activities was $309 million

•	Free Cash Flow was $105 million (Non-GAAP)

•	Net Debt at quarter end was $2.4 billion, a $158 million reduction from March 31, 2021 and a $591 million reduction from year end 2020 (Non-GAAP)

•	Net Debt to last twelve months Adjusted EBITDAX declined to 1.7x

•	Credit facility was undrawn and liquidity was $1.9 billion as of June 30, 2021

•	Increased full year 2021 natural gas realization guidance by $0.05 per Mcf to a premium to NYMEX of $0.15 to $0.25 per Mcf

•	Reduced full year 2021 net marketing expense guidance by 22% to a range of $0.06 to $0.08 per Mcfe

•	Announced pilot with Project Canary to certify the Company’s Responsibly Sourced Gas (RSG)

•	Established company records for completion stages per day for the quarter and on a pad at 9.8 and 10.8 stages per day, respectively

•	Drilled the Company’s longest lateral to date in the Marcellus with a lateral length of 18,858 feet

Paul Rady, Chairman, President and Chief Executive Officer of Antero Resources commented, “Today’s macro backdrop highlights Antero’s core strengths, which include liquids rich development and a firm transportation portfolio that delivers natural gas and NGL realizations at a premium to benchmark prices. Driven by strong international demand and flat U.S. supply, C3+ NGL prices during the quarter were nearly triple the year ago period. In addition, at a time when tight takeaway capacity in the Appalachian Basin is resulting in wider differentials, our firm transportation enabled us to realize a pre-hedge natural gas price at an $0.18 per Mcf premium to NYMEX. The result of these competitive advantages was Free Cash Flow of $105 million during the quarter. Based on today’s strip prices, we are targeting over $750 million in Free Cash Flow in 2021, which we intend to use for additional debt reduction.”

Mr. Rady continued, “We are committed to maintaining our leadership position in ESG. Our pilot with Project Canary is expected to certify a portion of the Company’s assets on the quality of the engineering design we utilize and the operational practices that we employ, while underscoring the high environmental standards by which Antero’s natural gas is produced. Natural gas is key to the energy transition and will be critical in delivering a low carbon, affordable fuel to an expanding global economy.”

Michael Kennedy, Chief Financial Officer and Senior Vice President of Finance of Antero Resources said, “Since the end of 2020, we have reduced absolute debt by nearly $600 million, resulting in a leverage profile of 1.7x. Based on today’s NGL and natural gas future strips, we expect to achieve our goal of absolute debt under $2 billion in early 2022. Further, based on today’s strip prices, we expect Free Cash Flow in 2022 to be higher than in 2021, driving leverage toward 1.0x by year end 2022. As we approach our balance sheet objectives, we will be opportunistic in further debt pay down and returning capital to our shareholders.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDAX, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

1

Guidance Update

Antero increased guidance for its realized natural gas price to a premium to NYMEX of $0.15 to $0.25 per Mcf from a range of $0.10 to $0.20 per Mcf previously, reflecting a 33% increase at the midpoint. The increase was driven primarily by tighter differentials in the NYMEX related markets where Antero’s gas is sold.

Net marketing expense guidance was reduced by 22% at the midpoint, reflecting higher third party marketing volumes and the mitigation of excess firm transportation expense year-to-date.

Cash production expense guidance was increased by 2% to a range of $2.23 to $2.28 per Mcfe reflecting higher fuel and ad valorem costs due to the increase in commodity prices.

Antero increased its land capital budget by $22.5 million at the midpoint to reflect accelerated leasehold spend as the company continues to focus on organically expanding its core liquids rich inventory.

An outage at the Sherwood processing facility occurred on June 30, 2021, that lasted four days, resulting in 10 Bcfe of deferred production. The outage primarily impacted third quarter 2021 production volumes as the facility ramped back up over several days in early July. This downtime is expected to result in full year 2021 production at the lower end of the 3.3 to 3.4 Bcfe guidance range.

	Full Year 2021 – Initial		Full Year 2021 – Revised		Midpoint
	Low	High	Low	High	Variance
Natural Gas Realized Price vs. NYMEX Henry Hub ($/Mcf)	$0.10	$0.20	$0.15	$0.25	33%
Net Marketing Expense ($/Mcfe)	$0.08	$0.10	$0.06	$0.08	(22)%
Cash Production Expense ($/Mcfe)	$2.18	$2.23	$2.23	$2.28	2%
Land Capital ($MM)	$45	$45	$65	$70	50%

Net impact from guidance changes (1)	($/Mcfe)
Cash Production Expense	$(0.05)
Net Marketing Expense	$0.02
Natural Gas Realized Prices vs. NYMEX Henry Hub	$0.05
Net Impact	$0.02

(1)	Assumes midpoint of revised guidance

Any 2021 projections not discussed in this release are unchanged from previously stated guidance.

Project Canary

Antero has entered into a pilot to certify multiple pads utilizing Project Canary’s TrustWell certification process. Antero’s certification process is set to begin in the fourth quarter of 2021 and to be completed in the first quarter of 2022. The TrustWell certification also aligns with Antero’s long-term goals to reduce methane leak loss rate by 50% to under 0.025%, reduce GHG intensity by 10% and to achieve Net Zero Scope 1 emissions by 2025.

Debt Reduction

Antero reduced net debt by $158 million during the second quarter utilizing Free Cash Flow and the $51 million contingency earnout received from achieving volume thresholds related to the ORRI transaction. In May, Antero used proceeds from a $600 million offering of senior notes due 2030 to redeem all of its senior notes due in 2023. Following the offering, Antero’s nearest maturity is 2025. Further, as of June 30, 2021, Antero has an undrawn credit facility. The company plans to continue to utilize Free Cash Flow to reduce debt, with the near-term goal of reducing debt to under $2.0 billion.

2

Second Quarter 2021 Free Cash Flow

During the second quarter, Antero generated $105 million in Free Cash Flow. Free Cash Flow before Changes in Working Capital was $77 million during the second quarter.

	Three Months Ended June 30,
	2020	2021
Net cash provided by operating activities	$115,963	308,541
Less: Net cash used in investing activities	(262,927)	(179,903)
Less: Proceeds from asset sales	—	(2,351)
Less: Distributions to non-controlling interests in Martica	—	(21,329)
Free Cash Flow	$(146,964)	104,958
Changes in Working Capital	78,382	(28,077)
Free Cash Flow before Changes in Working Capital	$(68,582)	76,881

(1)	Working capital adjustments in 2021 include $21.4 million in changes in current assets and liabilities and $6.7 million in accounts payable and accrued liabilities for additions to property and equipment. See the cash flow statement in this release for details.

Second Quarter 2021 Financial Results

Net loss was $523 million, or $1.70 per diluted share, compared to a net loss of $463 million, or $1.73 per diluted share, in the prior year period. The net loss was driven by a $757 million unrealized commodity derivative fair value loss primarily as a result of the rise in the natural gas futures strip prices during the quarter. Adjusted Net Income (non-GAAP measure) was $42 million, or $0.13 per diluted share, compared to Adjusted Net Loss of $99 million, or $0.37 per diluted share, in the prior year period.

Adjusted EBITDAX was $319 million, a 71% increase compared to the prior year quarter, driven by higher realized natural gas and NGL prices.

Net daily natural gas equivalent production in the second quarter averaged 3.3 Bcfe/d, including 173,000 Bbl/d of liquids, as detailed in the table below.

Antero’s average realized natural gas price before hedging was $3.01 per Mcf, representing a 76% increase compared to the prior year period. Despite Appalachian Basin differentials that widened significantly during the quarter, Antero realized an $0.18 per Mcf premium to the average NYMEX Henry Hub price by capitalizing on its premium firm transportation. Widening differentials that were experienced by others were driven by increasing supply and insufficient spare pipeline capacity that Antero expects to continue into the future.

The following table details the components of average net production and average realized prices for the three months ended June 30, 2021:

Three Months Ended June 30, 2021
Combined
Natural
	Natural				Gas
	Gas	Oil	C3+ NGLs	Ethane	Equivalent
	(MMcf/d)	(Bbl/d)	(Bbl/d)	(Bbl/d)	(MMcfe/d)
Average Net Production	2,287	10,330	114,725	47,868	3,324

3

					Combined
					Natural
	Natural				Gas
	Gas	Oil	C3+ NGLs	Ethane	Equivalent
Average Realized Prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Bbl)	($/Mcfe)
Average realized prices before settled derivatives	$3.01	$55.22	$40.32	$9.97	$3.78
NYMEX average price	$2.83	$66.09			$2.83
Premium / (Differential) to NYMEX before settled derivatives	$0.18	$(10.87)			$0.95

Settled commodity derivatives	$(0.10)	$(3.17)	$(4.37)	$—	$(0.23)
Average realized prices after settled derivatives	$2.91	$52.05	$35.95	$9.97	$3.55
Premium/(Differential) to NYMEX after settled derivatives	$0.08	$(14.04)			$0.72

Antero’s average realized C3+ NGL price before hedging was $40.32 per barrel, a 159% increase versus the prior year period. Antero shipped 55% of its total C3+ NGL net production on Mariner East 2 for export and realized a $0.07 per gallon premium to Mont Belvieu pricing on these volumes at Marcus Hook, PA. Antero sold the remaining 45% of C3+ NGL net production at a $0.10 per gallon discount to Mont Belvieu pricing at Hopedale, OH. The resulting blended price on 114,725 Bbl/d of net C3+ NGL production was $40.32 per barrel, which was a $0.01 per gallon discount to Mont Belvieu pricing. Antero expects to sell at least 50% of its C3+ NGL production in 2021 at Marcus Hook for export at a premium to Mont Belvieu. The average realized price for C3+ NGLs is forecasted to be in the range of $0.00 to a $0.05 per gallon premium relative to Mont Belvieu pricing in 2021, unchanged from prior guidance.

	Three Months Ended June 30, 2021
	Pricing Point	Net C3+ NGL Production (Bbl/d)	% by Destination	Premium (Discount) To Mont Belvieu ($/Gal)
Propane / Butane exported on ME2	Marcus Hook, PA	63,089	55%	$0.07
Remaining C3+ NGL volume	Hopedale, OH	51,636	45%	$(0.10)
Total C3+ NGLs/Blended Premium		114,725	100%	$(0.01)

All-in cash expense, which includes lease operating, gathering, compression, processing and transportation, production and ad valorem taxes was $2.30 per Mcfe in the second quarter, a 9% increase compared to $2.11 per Mcfe average during the second quarter of 2020. The increase from a year ago was due primarily to an increase in gathering, processing and transportation expense driven by higher fuel costs as a result of higher natural gas prices and $12 million in incentive fee rebates earned in the second quarter of 2020 that were not earned in the second quarter of 2021. Transportation expense increased $0.06 per Mcfe due to increased utilization on higher tariff pipelines into the Midwest and Gulf Coast, which in turn led to higher natural gas price realizations. Lease operating expense was $0.07 per Mcfe in the second quarter, a decrease of $0.01 per Mcfe from the year ago period. Production and ad valorem expense increased $0.05 per Mcfe from the year ago period due to higher commodity prices.

G&A expense was $0.09 per Mcfe, flat from the second quarter of 2020. G&A expense is expected to be in the range of $0.08 to $0.10 per Mcfe for the remainder of 2021.

Net marketing loss was $0.11 per Mcfe in the second quarter, compared to a loss of $0.15 per Mcfe reported in the prior year period. The improvement was due to higher third party marketing volumes.

Second Quarter 2021 Operating Update

Antero placed 22 horizontal Marcellus wells to sales during the second quarter with an average lateral length of 11,740 feet. Nine of the 22 new wells have been on line for at least 60 days and the average 60-day rate per well was 23.2 MMcfe/d, including approximately 922 Bbl/d of liquids assuming 25% ethane recovery.

Antero set a company record for completion stages per day for a quarter at 9.8 stages per day, a 23% increase from the 8.0 stages per day average in 2020, as well as a new monthly record at 10.7 stages per day. Antero is currently operating three drilling rigs and two completion crews.

4

Second Quarter 2021 Capital Investment

Antero’s accrued drilling and completion capital expenditures for the three months ended June 30, 2021, were $167 million. In addition to capital invested in drilling and completion costs, the Company invested $16 million in land during the second quarter. For a reconciliation of accrued capital expenditures to cash capital expenditures see the table in the Non-GAAP Financial Measures section.

Balance Sheet and Liquidity

As of June 30, 2021, Antero’s total debt was $2.4 billion with no borrowings outstanding under the Company’s revolving credit facility. After deducting letters of credit outstanding, the Company had approximately $1.9 billion in available liquidity at June 30, 2021. Net debt to trailing twelve month Adjusted EBITDA ratio (non-GAAP) was 1.7x as of June 30, 2021.

Commodity Derivative Positions

As of June 30, 2021, the Company has hedged 835 Bcf of natural gas at a weighted average index price of $2.62 per MMBtu through 2023 with fixed price swap positions. Antero also has oil and NGL fixed price swap positions, as detailed in the below table.

Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, for more information on all commodity derivative positions. For detail on current commodity positions, please see the Hedge Profile presentations at www.anteroresources.com.

The following tables summarize Antero’s natural gas and NGL hedge position as of June 30, 2021:

Fixed price natural gas positions from July 1, 2021 through December 31, 2023 were as follows:

	Natural gas MMBtu/day	Weighted average index price
Year ending December 31, 2021:
NYMEX ($/MMBtu)	2,160,000	$2.77
Year ending December 31, 2022:
NYMEX ($/MMBtu)	1,155,486	$2.50
Year ending December 31, 2023:
NYMEX ($/MMBtu)	43,000	$2.37

NGL and oil derivative contract positions from July 1, 2021 through December 31, 2021 were as follows:

	Derivative Contract Type	Liquids Hedges (Bbl/d)	Weighted average index price ($/Bbl)
Third Quarter 2021:
C3+ NGL Composite Barrel	Fixed swap	75,950	$34.47
Fourth Quarter 2021:
C3+ NGL Composite Barrel	Fixed swap	15,200	$42.68

Year ending December 31, 2021:
Total NYMEX Crude Oil		3,000	$55.16

5

Conference Call

A conference call is scheduled on Thursday, July 29, 2021 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Thursday, August 5, 2021 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13720339.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com. The webcast will be archived for replay on the Company's website until Thursday, August 5, 2021 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures

Adjusted Net Income (Loss)

Adjusted Net Income (Loss) as set forth in this release represents net loss, adjusted for certain items. Antero believes that Adjusted Net Income (Loss) is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income (Loss) is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net loss as an indicator of financial performance. The following tables reconcile net loss to Adjusted Net Income (Loss) (in thousands):

	Three Months Ended June 30,
	2020	2021
Net loss attributable to Antero Resources Corp	$(463,304)	(523,467)
Net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	236	(10,984)
Unrealized commodity derivative losses	481,927	756,998
Payments for derivative monetizations	—	4,569
Amortization of deferred revenue, VPP	—	(11,279)
Gain on sale of assets	—	(2,288)
Impairment of oil and gas properties	37,350	9,303
Equity-based compensation	7,973	4,249
(Gain) loss on early extinguishment of debt	(39,171)	23,065
Loss on convertible note equitization	—	11,731
Equity in earnings of unconsolidated affiliate	(20,228)	(17,477)
Contract termination and rig stacking	11,071	844
Tax effect of reconciling items (1)	(115,047)	(187,629)
	(99,193)	57,635
Martica adjustments (2)	—	(16,097)
Adjusted Net Income (Loss)	$(99,193)	41,538

Fully Diluted Shares Outstanding	268,386	307,879

(1)	Deferred taxes were 24% for 2020 and 2021.
(2)	Adjustments reflect noncontrolling interest in Martica not otherwise adjusted in amounts above.

Net Debt

Net Debt is calculated as total debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

	December 31, 2020	June 30, 2021
Bank credit facility	$1,017,000	—
5.125% senior notes due 2022	660,516	—
5.625% senior notes due 2023	574,182	—
5.000% senior notes due 2025	590,000	590,000
8.375% senior notes due 2026	—	500,000
7.625% senior notes due 2029	—	700,000
5.375% senior notes due 2030	—	600,000
4.250% convertible senior notes due 2026	287,500	81,570
Net unamortized discount	(111,886)	(29,782)
Net unamortized debt issuance costs	(15,719)	(26,625)
Consolidated total debt	$3,001,593	2,415,163
Less: cash and cash equivalents	—	(4,541)
Net Debt	$3,001,593	2,410,622

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow, or as a measure of liquidity. The Company defines Free Cash Flow as net cash provided by operating activities, less net cash used in investing activities, which includes drilling and completion capital and leasehold capital, less proceeds from asset sales and less distributions to non-controlling interests in Martica.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities and to service or incur additional debt. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net loss, adjusted for certain items detailed below.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;
•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;
•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and
•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The following table represents a reconciliation of Antero’s net loss, including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of Antero’s Adjusted EBITDAX to net cash provided by operating activities per our consolidated statements of cash flows, in each case, for the three months ended June 30, 2020 and 2021. Adjusted EBITDAX also excludes the noncontrolling interests in Martica and these adjustments are disclosed in the table below as Martica related adjustments.

	Three Months Ended June 30,
	2020	2021
Reconciliation of net loss to Adjusted EBITDAX:
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(463,304)	(523,467)
Net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	236	(10,984)
Unrealized commodity derivative losses	481,927	756,998
Payments for derivative monetizations	—	4,569
Amortization of deferred revenue, VPP	—	(11,279)
Gain on sale of assets	—	(2,288)
Interest expense, net	51,811	49,963
Loss (gain) on early extinguishment of debt	(39,171)	23,065
Loss on convertible note equitization	—	11,731
Provision for income tax benefit	(142,404)	(175,966)
Depletion, depreciation, amortization, and accretion	215,146	188,661
Impairment of oil and gas properties	37,350	9,303
Exploration expense	231	5,638
Equity-based compensation expense	7,973	4,249
Equity in earnings of unconsolidated affiliate	(20,228)	(17,477)
Dividends from unconsolidated affiliate	42,755	31,284
Contract termination and rig stacking	11,071	844
Transaction expense	6,138	185
	189,531	345,029
Martica related adjustments (1)	(3,100)	(25,677)
Adjusted EBITDAX	$186,431	319,352

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$186,431	319,352
Martica related adjustments (1)	3,100	25,677
Interest expense, net	(51,811)	(49,963)
Exploration expense	(231)	(5,638)
Changes in current assets and liabilities	(6,310)	21,370
Transaction expense	(6,138)	(185)
Payments for derivative monetizations	—	(4,569)
Other items	(9,078)	2,497
Net cash provided by operating activities	$115,963	308,541

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Twelve Months Ended June 30, 2021
Reconciliation of net loss to Adjusted EBITDAX:
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(1,004,749)
Net income and comprehensive income attributable to noncontrolling interests	661
Unrealized commodity derivative losses	1,538,067
Payments for derivative monetizations	(4,438)
Amortization of deferred revenue, VPP	(36,936)
Gain on sale of assets	(1,909)
Interest expense, net	187,665
Loss on early extinguishment of debt	10,039
Loss on convertible note equitizations	50,777
Provision for income tax benefit	(324,005)
Depletion, depreciation, amortization, and accretion	832,839
Impairment of oil and gas properties	140,565
Exploration expense	6,499
Equity-based compensation expense	21,906
Equity in earnings of unconsolidated affiliate	(81,338)
Dividends from unconsolidated affiliates	159,551
Contract termination and rig stacking	4,154
Transaction expense	3,582
1,502,930
Martica related adjustments (1)	(92,294)
Adjusted EBITDAX	$1,410,636

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three Months Ended June 30,
	2020	2021
Drilling and completion costs (as reported; cash basis)	$251,744	168,825
Change in accrued capital costs	(71,793)	(2,041)
Adjusted drilling and completion costs (accrual basis)	$179,951	166,784

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

Antero Resources is an independent natural gas and natural gas liquids company engaged in the acquisition, development and production of unconventional properties located in the Appalachian Basin in West Virginia and Ohio. In conjunction with its affiliate, Antero Midstream (NYSE: AM), Antero is one of the most integrated natural gas producers in the U.S. The Company’s website is located at www.anteroresources.com.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding expected results, future commodity prices, future production targets, realizing potential future fee rebates or reductions, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, improved and/or increasing capital efficiency, estimated realized natural gas, NGL and oil prices, expected drilling and development plans, projected well costs and cost savings initiatives, future financial position, the participation level of our drilling partner and the financial and production results to be achieved as a result of that drilling partnership, the other key assumptions underlying our projections, and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, impacts of world health event, including the COVID-19 pandemic, cybersecurity risks and the other risks described under the heading "Item 1A. Risk Factors" in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

For more information, contact Michael Kennedy, Chief Financial Officer and Senior Vice President of Finance of Antero Resources at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	June 30,
	2020	2021
Assets
Current assets:
Cash and cash equivalents	$—	4,541
Accounts receivable	28,457	36,145
Accrued revenue	425,314	493,740
Derivative instruments	105,130	1,056
Other current assets	15,238	14,958
Total current assets	574,139	550,440
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	1,175,178	1,076,562
Proved properties	12,260,713	12,479,785
Gathering systems and facilities	5,802	5,802
Other property and equipment	74,361	77,231
	13,516,054	13,639,380
Less accumulated depletion, depreciation, and amortization	(3,869,116)	(4,095,539)
Property and equipment, net	9,646,938	9,543,841
Operating leases right-of-use assets	2,613,603	2,486,044
Derivative instruments	47,293	19,396
Investment in unconsolidated affiliate	255,082	237,668
Other assets	13,790	10,944
Total assets	$13,150,845	12,848,333

Liabilities and Equity
Current liabilities:
Accounts payable	$26,728	39,612
Accounts payable, related parties	69,860	85,471
Accrued liabilities	343,524	433,050
Revenue distributions payable	198,117	267,926
Derivative instruments	31,242	733,994
Short-term lease liabilities	266,024	269,611
Deferred revenue, VPP	45,257	41,453
Other current liabilities	2,302	11,980
Total current liabilities	983,054	1,883,097
Long-term liabilities:
Long-term debt	3,001,593	2,415,163
Deferred income tax liability	412,252	214,292
Derivative instruments	99,172	204,525
Long-term lease liabilities	2,348,785	2,217,336
Deferred revenue, VPP	156,024	137,322
Other liabilities	59,694	58,184
Total liabilities	7,060,574	7,129,919
Commitments and contingencies (Notes 13 and 14)
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 268,672 shares and 313,527 shares issued and outstanding as of December 31, 2020 and June 30, 2021, respectively	2,686	3,135
Additional paid-in capital	6,195,497	6,363,774
Accumulated deficit	(430,478)	(969,444)
Total stockholders' equity	5,767,705	5,397,465
Noncontrolling interests	322,566	320,949
Total equity	6,090,271	5,718,414
Total liabilities and equity	$13,150,845	12,848,333

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,
	2020	2021
Revenue and other:
Natural gas sales	$367,415	626,520
Natural gas liquids sales	212,197	464,381
Oil sales	8,322	51,906
Commodity derivative fair value losses	(168,015)	(831,840)
Marketing	64,285	165,453
Amortization of deferred revenue, VPP	—	11,279
Gain on sale of assets	—	2,288
Other income (loss)	707	(619)
Total revenue	484,911	489,368
Operating expenses:
Lease operating	24,742	21,645
Gathering, compression, processing, and transportation	631,845	641,362
Production and ad valorem taxes	19,992	33,694
Marketing	113,053	198,994
Exploration	231	5,638
Impairment of oil and gas properties	37,350	9,303
Depletion, depreciation, and amortization	214,035	187,330
Accretion of asset retirement obligations	1,111	1,331
General and administrative (including equity-based compensation expense of $7,973 and $4,249 in 2020 and 2021, respectively)	38,403	32,177
Contract termination and rig stacking	11,071	844
Total operating expenses	1,091,833	1,132,318
Operating loss	(606,922)	(642,950)
Other income (expense):
Equity in earnings of unconsolidated affiliate	20,228	17,477
Transaction expense	(6,138)	(185)
Interest expense, net	(51,811)	(49,963)
Gain (loss) on early extinguishment of debt	39,171	(23,065)
Loss on convertible note equitization	—	(11,731)
Total other income (expense)	1,450	(67,467)
Loss before income taxes	(605,472)	(710,417)
Provision for income tax benefit	142,404	175,966
Net loss and comprehensive loss including noncontrolling interests	(463,068)	(534,451)
Less: net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	236	(10,984)
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(463,304)	(523,467)

Loss per share—basic	$(1.73)	(1.70)
Loss per share—diluted	$(1.73)	(1.70)

Weighted average number of shares outstanding:
Basic	268,386	307,879
Diluted	268,386	307,879

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2020	2021
Cash flows provided by (used in) operating activities:
Net loss including noncontrolling interests	$(801,878)	(545,555)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	415,927	383,475
Impairments	737,202	43,365
Commodity derivative fair value losses (gains)	(397,818)	1,009,596
Gains (losses) on settled commodity derivatives	524,838	(64,951)
Payments for derivative monetizations	—	(4,569)
Gain on sale of assets	—	(2,288)
Equity-based compensation expense	11,302	9,891
Deferred income tax benefit	(252,389)	(178,912)
Equity in (earnings) loss of unconsolidated affiliate	107,827	(36,171)
Dividends of earnings from unconsolidated affiliate	85,511	74,040
Amortization of deferred revenue	—	(22,429)
Amortization of debt issuance costs, debt discount, debt premium and other	4,433	7,877
(Gain) loss on early extinguishment of debt	(119,732)	66,269
Loss on convertible note equitizations	—	50,777
Changes in current assets and liabilities:
Accounts receivable	(27,329)	(7,687)
Accrued revenue	63,023	(68,425)
Other current assets	789	631
Accounts payable including related parties	(21,182)	6,681
Accrued liabilities	15,722	64,499
Revenue distributions payable	(29,560)	69,809
Other current liabilities	(46)	16,349
Net cash provided by operating activities	316,640	872,272
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(21,672)	(29,473)
Drilling and completion costs	(552,227)	(273,956)
Additions to other property and equipment	(1,234)	(2,320)
Settlement of water earnout	125,000	—
Proceeds from asset sales	—	2,351
Change in other liabilities	—	(77)
Change in other assets	525	597
Net cash used in investing activities	(449,608)	(302,878)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	(43,443)	—
Issuance of senior notes	—	1,800,000
Repayment of senior notes	(496,541)	(1,234,698)
Borrowings (repayments) on bank credit facilities, net	374,000	(1,017,000)
Payment of debt issuance costs	—	(22,440)
Sale of noncontrolling interest	300,000	51,000
Distributions to noncontrolling interests in Martica Holdings LLC	—	(46,028)
Employee tax withholding for settlement of equity compensation awards	(331)	(9,530)
Convertible note equitizations	—	(85,648)
Other	(717)	(509)
Net cash provided by (used in) financing activities	132,968	(564,853)
Net increase in cash and cash equivalents	—	4,541
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	4,541

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$101,885	58,126
Increase (decrease) in accounts payable and accrued liabilities for additions to property and equipment	$(61,305)	42,589

The following table set forth selected financial data for the three months ended June 30, 2020 and 2021:

	Three Months Ended		Amount of
	June 30,		Increase	Percent
(in thousands)	2020	2021	(Decrease)	Change
Revenue:
Natural gas sales	$367,415	626,520	259,105	71%
Natural gas liquids sales	212,197	464,381	252,184	119%
Oil sales	8,322	51,906	43,584	524%
Commodity derivative fair value losses	(168,015)	(831,840)	(663,825)	395%
Marketing	64,285	165,453	101,168	157%
Amortization of deferred revenue, VPP	—	11,279	11,279	*
Gain on sale of assets	—	2,288	2,288	*
Other income (loss)	707	(619)	(1,326)	(188)%
Total revenue	484,911	489,368	4,457	1%
Operating expenses:
Lease operating	24,742	21,645	(3,097)	(13)%
Gathering and compression	202,773	224,073	21,300	11%
Processing	242,592	209,627	(32,965)	(14)%
Transportation	186,480	207,662	21,182	11%
Production and ad valorem taxes	19,992	33,694	13,702	69%
Marketing	113,053	198,994	85,941	76%
Exploration	231	5,638	5,407	*
Impairment of oil and gas properties	37,350	9,303	(28,047)	(75)%
Depletion, depreciation, and amortization	214,035	187,330	(26,705)	(12)%
Accretion of asset retirement obligations	1,111	1,331	220	20%
General and administrative (excluding equity-based compensation)	30,430	27,928	(2,502)	(8)%
Equity-based compensation	7,973	4,249	(3,724)	(47)%
Contract termination and rig stacking	11,071	844	(10,227)	*
Total operating expenses	1,091,833	1,132,318	40,485	4%
Operating loss	(606,922)	(642,950)	(36,028)	6%
Other earnings (expenses):
Equity in earnings of unconsolidated affiliate	20,228	17,477	(2,751)	(14)%
Transaction expense	(6,138)	(185)	5,953	(97)%
Interest expense, net	(51,811)	(49,963)	1,848	(4)%
Gain (loss) on early extinguishment of debt	39,171	(23,065)	(62,236)	(159)%
Loss on convertible note equitization	—	(11,731)	(11,731)	*
Total other income (expense)	1,450	(67,467)	(68,917)	*
Loss before income taxes	(605,472)	(710,417)	(104,945)	17%
Provision for income tax benefit	142,404	175,966	33,562	24%
Net loss and comprehensive loss including noncontrolling interests	(463,068)	(534,451)	(71,383)	15%
Less: net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	236	(10,984)	(11,220)	*
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(463,304)	(523,467)	(60,163)	13%

Adjusted EBITDAX	$186,431	319,352	132,921	71%

* Not meaningful

The following table set forth selected operating data for the three months ended June, 2020 and 2021:

	Three Months Ended		Amount of
	June 30,		Increase	Percent
	2020	2021	(Decrease)	Change
Production data (1):
Natural gas (Bcf)	215	208	(7)	(3)%
C2 Ethane (MBbl)	4,622	4,356	(266)	(6)%
C3+ NGLs (MBbl)	11,935	10,440	(1,495)	(13)%
Oil (MBbl)	1,004	940	(64)	(6)%
Combined (Bcfe)	320	303	(17)	(5)%
Daily combined production (MMcfe/d)	3,521	3,324	(197)	(6)%
Average prices before effects of derivative settlements (2):
Natural gas (per Mcf)	$1.71	3.01	1.30	76%
C2 Ethane (per Bbl)	$5.76	9.97	4.21	73%
C3+ NGLs (per Bbl)	$15.55	40.32	24.77	159%
Oil (per Bbl)	$8.29	55.22	46.93	566%
Weighted Average Combined (per Mcfe)	$1.83	3.78	1.95	107%
Average realized prices after effects of derivative settlements (2):
Natural gas (per Mcf)	$2.79	2.91	0.12	4%
C2 Ethane (per Bbl)	$5.66	9.97	4.31	76%
C3+ NGLs (per Bbl)	$20.23	35.95	15.72	78%
Oil (per Bbl)	$33.47	52.05	18.58	56%
Weighted Average Combined (per Mcfe)	$2.81	3.55	0.74	26%
Average costs (per Mcfe):
Lease operating	$0.08	0.07	(0.01)	(13)%
Gathering and compression	$0.63	0.74	0.11	17%
Processing	$0.76	0.69	(0.07)	(9)%
Transportation	$0.58	0.69	0.11	19%
Production taxes	$0.06	0.11	0.05	83%
Marketing, net	$0.15	0.11	(0.04)	(27)%
Depletion, depreciation, amortization and accretion	$0.67	0.62	(0.05)	(7)%
General and administrative (excluding equity-based compensation)	$0.09	0.09	—	—%

(1)	Production volumes exclude volumes related to VPP transaction.

(2)	Average sales prices shown in the table reflect both the before and after effects of the Company’s settled commodity derivatives. The calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because the Company does not designate or document them as hedges for accounting purposes. Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and does not necessarily reflect their relative economic value.